Exhibit 99.1

BROCADE CONTACTS

Media Relations	Investor Relations
Leslie Davis	Shirley Stacy
Tel: 408.333.5260	Tel: 408.333.5752
lmdavis@brocade.com	sstacy@brocade.com

BROCADE ANNOUNCES THE COMPLETION OF AUDIT COMMITTEE INTERNAL REVIEW

All Adjustments are Non Cash and Relate to Stock-Based Compensation and Associated Tax Adjustments

Company Affirms No Adjustments to Historical Revenues;
Previously Announced Restatement of Financial Statements to Record Stock-Based Compensation and Associated Tax Adjustments to Increase Net Income by Approximately $66 Million in Fiscal 2002 and Decrease Net Income by Approximately $11 Million in 2003 and $30 Million in 2004

SAN JOSE, Calif., January 24, 2005 – Brocade Communications Systems, Inc. (Nasdaq: BRCD), the world’s leading provider of infrastructure solutions for Storage Area Networks (SANs), announced today that its Audit Committee has completed its previously announced internal review. As a result of the findings of the review, the Company expects to record additional stock-based compensation charges, which are non-cash. In addition the Company expects to record a valuation allowance associated with deferred tax assets related to previously recorded stock option tax benefits.

The Company affirmed that none of the adjustments impact historical revenues, cash positions, or non-stock option related operating expenses. The Company emphasized that its core business remains strong and the financial restatement does not affect the underlying fundamentals of the business. Brocade is working to prepare revised financial statements to reflect the net stock compensation expenses and associated income tax effect. Brocade will provide more information as soon as it is available.

The table below reflects the Company’s expectations of the approximate impact to the Company’s Pre-tax Income (Loss) and Net Income (Loss):

(Amounts in Millions)	FY02 (1)	FY03 (1)	FY04 (1)

Pre tax income (loss) as reported	$84	$(134)	$(16)

Adjustments to pre tax income (loss):
Stock based compensation	47	(1)	(2)

Adjusted pre tax income (loss)	$131	$(135)	$(18)

Income tax provision (benefit) as reported	24	2	(14)

Adjustment to tax provision (benefit):
Changes in effective tax rate	(19)	10	28

(Amounts in Millions)	FY02 (1)	FY03 (1)	FY04 (1)

Adjusted tax provision (benefit)	$5	$12	$14

Net income (loss) as restated	$126	$(147)	$(32)

Net income (loss) as reported	$60	$(136)	$(2)

Change in reported net income	$66	$(11)	$(30)

(1)	The amounts provided are estimates and subject to audit. The Company has not yet filed its Form 10-K report for the Year Ended October 30, 2004, and there can be no assurance that these amounts may not change.

As announced on January 6, the Company determined it incorrectly accounted for, and would record historical stock-based compensation charges relating to, (i) grants that were made to new hires on their offer acceptance date, rather than the date of their commencement of employment, during the period May 1999 to July 2000, and (ii) grants that were made to persons engaged on a part-time basis prior to their new hire full-time employment during the period August 2000 to October 2002.

Upon completion of the internal review, the Audit Committee further determined that there was insufficient basis to rely on the Company’s process and related documentation to support recorded measurement dates used to account for certain stock options granted prior to August 2003. As a result, the Company will record additional stock-based compensation charges relating to many of its stock option grants from the periods 1999 though the third quarter of fiscal 2003. In addition, it was concluded that there were improprieties in connection with the documentation of stock option grants and related employment records of a small number of employees prior to mid 2002, which resulted in immaterial adjustments included in this restatement.

These charges will affect the previously filed financial statements for fiscal years 2002 and 2003. The Company also expects to make stock based compensation and associated income tax adjustments to previously reported fiscal year 2004 financial results. These adjustments relate solely to matters pertaining to stock options granted prior to August 2003. For years prior to 2002, the Company will reduce previously reported net income by approximately $304 million (consisting of a reduction to net income in years 1999 and 2000 of $15 million and $1,019 million, respectively, and an increase to net income in 2001 of $730 million) relating solely to stock based compensation and associated income tax adjustments. The Company will calculate the additional historical stock based compensation charges using the variable method of accounting under APB 25. The stock compensation and related tax adjustments are all non-cash.

As a result of the stock compensation adjustments, the Company’s deferred tax assets previously recognized have now been fully reserved. The Company expects to realize a tax benefit in future reporting periods when it is able to utilize its Net Operating Losses to offset future Income. This will result in a lower future effective income tax rate than previously expected.

Brocade also announced today that Michael Klayko, previously Vice President of Worldwide Sales, has been named Chief Executive Officer, and that David House, who previously served as lead outside director of the Company, has been named Executive Chairman of Brocade, effective immediately. Greg Reyes, who served in these positions for six years, will remain active as an employee advisor to Brocade.

For more information, please see the press release entitled “Brocade Announces Executive Appointments” issued today.

Brocade does not expect these developments to impact the timing of its release of financial results for the first quarter fiscal year 2005, ending January 29, 2005, expected to occur on February 16, 2005.

Conference Call
Brocade will host a conference call on Monday, January 24, 2005, at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time to discuss the completion of the Audit Committee Review. The dial-in numbers for the conference call are 1-877-407-2753 and 1-706-634-7602, password is Brocade. A replay of the conference call will be available within two hours after the call concludes. The replay number is 1-800-642-1687 or 706-645-9291, password is 3616329. The conference call will also be webcast live via the Internet at www.brocade.com/investors. This webcast will be available for the next month at www.brocade.com/investors.

About Brocade Communications Systems, Inc.
Brocade offers the industry’s leading intelligent platform for networking storage. The world’s leading systems, applications, and storage vendors have selected Brocade to provide a networking foundation for their SAN solutions. The Brocade SilkWorm family of fabric switches and software is designed to optimize data availability and storage and server resources in the enterprise. Using Brocade solutions, companies can simplify SAN implementation, reduce the total cost of ownership of data storage environments, and improve network and application efficiency. For more information, visit the Brocade website at www.brocade.com or contact the Company at info@brocade.com.

Forward Looking Statements
This press release contains forward-looking statements, as defined under Federal Securities Laws. These forward-looking statements include the statements regarding Brocade’s restated financial statements,, and future tax benefits. These statements are just predictions and involve risks and uncertainties, such that actual results may differ significantly. These risks include, but are not limited to the review and audit by the Company’s independent auditors of the restated financial statements; actions resulting from discussions with or required by the Securities Exchange Commission; and our ability to take utilize of future tax benefit resulting from the restatement.

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Brocade, the Brocade B weave logo, Secure Fabric OS, Fabric OS, SilkWorm, and SilkWorm Express are registered trademarks of Brocade Communications Systems, Inc., in the United States and/or in other countries.